Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 16, 2018, relating to the consolidated financial statements of Nuverra Environmental Solutions, Inc., which report appears in the Form 10-K of Nuverra Environmental Solutions, Inc. for the year ended December 31, 2017 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the emergence from bankruptcy), which is incorporated by reference in this Amendment No. 1 to the Registration Statement on Form S-1 (333-227996), of Nuverra Environmental Solutions, Inc.

/s/ Moss Adams LLP

Scottsdale, Arizona

December 3, 2018